Exhibit 10.25

Execution Version

GRANT CERTIFICATE

Current Issue of Units — Participant Name

This Grant Certificate confirms that the Grantee has been granted the units of KKR Holdings L.P. identified below (the “Units”), which (subject to the following paragraph) are Fully Unvested Units and shall vest pursuant to the vesting schedule specified hereunder.  The Units are subject to the terms of the Second Amended and Restated Limited Partnership Agreement of KKR Holdings L.P., dated June 28, 2021, as amended and restated from time to time (the “Holdings LPA”), and (save for the matters specifically addressed in this Grant Certificate) to the applicable terms of any other written documents relating to the Grantee’s interests in KKR Holdings L.P. (which may include a Consent, Admission and Award Agreement), each of which have been previously executed by the Grantee.  Capitalized terms not otherwise defined herein have the meanings set forth in Appendix A hereto and if not defined therein have the meanings set forth in the Holdings LPA.  In the event of a conflict between any term or provision contained in the Holdings LPA and this Grant Certificate (including, without limitation, with respect to transfer restrictions and vesting upon retirement, death or disability and change in control), the applicable terms and provisions of this Grant Certificate will govern and prevail.

Notwithstanding anything to the contrary in this Grant Certificate, the Holdings LPA or any other document, this grant of Units is conditioned upon and subject to your agreement to be bound by the Confidentiality and Restrictive Covenant Agreement attached hereto as Appendix B, which constitute the Grantee’s Confidentiality and Restrictive Covenant Agreement as of the date hereof (and may be amended or replaced after the date hereof in any Confidentiality and Restrictive Covenant Agreement executed by the Grantee with the Partnership or the Corporation).

Grant Date: Grant Date (the “Grant Date”)

Issue: Number of Units issued on the Grant Date: Number of Units Granted

Service-Based Forfeiture

The following table presents the percentage of Units issued and/or disclosed to the Grantee on the Grant Date that will contingently vest and become Contingently Vested Units as of each applicable Service Vesting Date, subject to the Grantee’s continued Employment through the Service Vesting Dates set forth below.

Service Vesting Date	Percentage of Units Vesting

Grant Date	100%

Notwithstanding the foregoing, 30% of the Contingently Vested Units (the “Covered Units”) shall be subject to forfeiture if the Grantee does not have continued Employment through October 1, 2022.

Minimum Retained Ownership

The Units are subject to Section 9.2(a) of the Holdings LPA, which requires the Grantee to retain the Minimum Retained Ownership Amount.

Additional Vesting Provisions

Transfer Restrictions

Each Unit issued to the Grantee is subject to the transfer restrictions set forth below:

In addition to any restrictions on the Transfer of Units set forth in the Holdings LPA (excluding Appendix C thereto, which is replaced in its entirety by the provisions herein) and Reorganization Agreement, unless otherwise agreed by the General Partner in its sole discretion, the Grantee may not Transfer pursuant to an Exchange Transaction or otherwise (i) in excess of 35% of such Units (or other interests received with respect to such Units) prior to October 1, 2022, (ii) in excess of 57.5% such Units (or other interests received with respect to such Units) prior to October 1, 2023 and (iii) in excess of 85% of such Units (or other interests received with respect to such Units) prior to October 1, 2024.  The date on which a Unit first ceases to be subject to the foregoing restrictions is referred to as the “Transfer Restrictions End Date” for such Units.  In addition, the Units (or other interests received with respect to such Units) shall be subject to the following additional vesting provision until the earlier of (i) the Transfer Restrictions End Date for such Unit and (ii) the date on which the non-solicitation covenants contained in the Grantee’s Confidentiality and Restrictive Covenant Agreement expire:

The Grantee shall not (i) become a Terminated Limited Partner due to Cause or (ii) with respect only to those Units with respect to which the Transfer Restrictions End Date has not occurred, breach the Grantee’s Confidentiality and Restrictive Covenant Agreement.

Retirement, Death or Disability, Change in Control and Other Termination

If, prior to the date the Covered Units are vested as provided in “Service-Based Vesting” above or otherwise terminate or are forfeited pursuant to this Grant Certificate: (A) the Grantee’s Employment terminates due to the Grantee’s Retirement, if applicable, then all Retirement Units shall, in the discretion of the General Partner, be fully vested and thereafter be a Contingently Vested Unit as a result thereof; (B) the Grantee dies or experiences a Disability, then all Covered Units shall be vested and thereafter be a Contingently Vested Unit as a result thereof, provided that if the Grantee is not an employee of the KKR Group, then any vesting of Units described in this clause (B) shall be in the discretion of the General Partner; or (C) there occurs a Change in Control prior to any termination of the Grantee’s Employment, then all or any portion of any Covered Units may, in the discretion of the General Partner, be vested and thereafter be a Contingently Vested Unit as a result thereof. Notwithstanding the foregoing, if the General Partner or the Corporation receives an opinion of counsel that there has been a legal judgment and/or legal development in the Grantee’s jurisdiction that would likely result in the favorable treatment applicable to the Retirement Units pursuant to this Grant Certificate being deemed unlawful and/or discriminatory, then the General Partner will not apply the favorable treatment at the time the Grantee’s Employment terminates due to the Grantee’s Retirement under clause (A) above, and the Units will be treated as set forth in “Service-Based Vesting”, or the other provisions of this Grant Certificate, as applicable.

If the Grantee’s Employment terminates for any reason other than due to the Grantee’s death, Disability, or Retirement, each as provided for in this Grant Certificate, then all Covered Units (including any Covered Units that are not Retirement Units and other interests received with respect to such Units) shall immediately terminate and be forfeited without consideration.

The Grantee’s right to vest in the Covered Units, if any, will terminate effective as of the date that the Grantee is no longer actively providing services (even if still considered employed or engaged under local Law) and will not be extended by any notice period mandated under local Law (e.g., active Employment would not include a period of “garden leave” or similar period pursuant to local Law) except

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as may be otherwise agreed in writing by the General Partner with the Grantee; the General Partner shall have the exclusive discretion to determine when the Grantee is no longer actively employed or engaged for purposes of the Units.

Each of the foregoing additional vesting provisions shall be considered an “Additional Vesting Provision” for the purposes of the Holdings LPA.  Appendix B of the Holdings LPA shall not apply to the Units.

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In Witness Whereof, the parties hereto have executed this Grant Certificate as of the date specified under the signature of the Limited Partner.

KKR HOLDINGS L.P.

By:	KKR HOLDINGS GP LIMITED,
its general partner

By:	/s/ Robert H. Lewin
“LIMITED PARTNER”/“GRANTEE”

Electronic Signature

Name: Participant Name

Dated: Grant Acceptance Date

Appendix A

Definitions

“Cause” means, with respect to the Grantee, the occurrence or existence of any of the following as determined fairly on an informed basis and in good faith by the General Partner: (i) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Grantee against any member of the KKR Group (including the Corporation) or a Portfolio Company (as defined below), (ii) a Regulatory Violation that has a material adverse effect on (x) the business of any member of the KKR Group or (y) the ability of the Grantee to function as an employee, associate or in any similar capacity (including consultant) with respect to the KKR Group, taking into account the services required of the Grantee and the nature of the business of the KKR Group, or (iii) a material breach by the Grantee of a material provision of any Written Policies & Agreements or the deliberate failure by the Grantee to perform the Grantee’s duties to the KKR Group, provided that in the case of this clause (iii), the Grantee has been given written notice of such breach or failure within 45 days of the KKR Group becoming aware of such breach or failure and, where such breach or failure is curable, the Grantee has failed to cure such breach or failure within (A) 15 days of receiving notice thereof or (B) such longer period of time, not to exceed 30 days, as may be reasonably necessary to cure such breach or failure provided that the Grantee is then working diligently to cure such breach or failure; and provided further, that if such breach or failure is not capable of being cured, the notice given to the Grantee may contain a date of termination that is earlier than 15 days after the date of such notice.

“Corporation” means KKR & Co. Inc.

“Designated Service Recipient” means the member of the KKR Group that employs or engages the Grantee or to which the Grantee otherwise is rendering services.

“Disability” means, as to any Person, such Person’s inability to perform in all material respects such Person’s duties and responsibilities to the KKR Group by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the General Partner may reasonably determine in its sole discretion.

“Employment” means the Grantee’s employment (including any similar association determined by the General Partner to constitute employment for purposes of this Grant Certificate) with the Designated Service Recipient or any other member of the KKR Group.

“Grantee” means the Limited Partner identified on the signature page of the Grant Certificate to which this Appendix A is attached.

“Group Partnerships” means KKR Group Partnership L.P., along with its successor and any other legal entity designated in the future as a “Group Partnership” by the Corporation.

“KKR Group” means (i) the Corporation and KKR Management LLP (and its successors), (ii) any direct or indirect subsidiaries of the Corporation, including but not limited to the Group Partnership and its direct and indirect subsidiaries (not including Portfolio Companies), (iii) KKR Holdings L.P., KKR Associates Holdings L.P. and KKR Associates Reserve L.P., their respective general partners, and the direct or indirect subsidiaries of KKR Holdings L.P., KKR Associates Holdings L.P. and KKR Associates Reserve L.P., respectively, and (iv) any investment fund, account or vehicle that is managed, advised or sponsored by any member of the KKR Group (the “Funds”).

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership, Group Partnership or any Partner, as the case may be.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

“Portfolio Company” means any portfolio companies, joint ventures or affiliated investments that are held as such by the KKR Group.

“Regulatory Violation” means, with respect to the Limited Partner (i) a conviction of the Limited Partner based on a trial or by an accepted plea of guilt or nolo contendere of any felony or misdemeanor crime involving moral turpitude, false statements, misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery, (ii) a final determination by any court of competent jurisdiction or governmental regulatory body (or an admission by the Limited Partner in any settlement agreement) that the Limited Partner has violated any U.S. federal or state or comparable non-U.S. securities laws, rules or regulations or (iii) a final determination by self-regulatory organization having authority with respect to U.S. federal or state or comparable non-U.S. securities laws, rules or regulations (or an admission by the Limited Partner in any settlement agreement) that the Limited Partner has violated the written rules of such self-regulatory organization that are applicable to any member of the KKR Group.

“Reorganization Agreement” means that certain Reorganization Agreement dated as of October 8, 2021 by and among KKR & Co. Inc., KKR Group Holdings Corp., KKR Group Partnership L.P., KKR Holdings L.P., KKR Holdings GP Limited, KKR Group Subsidiary LLC, and KKR Management LLP, as such agreement may be amended from time to time.

“Retirement” means the resignation of the Grantee of the Grantee’s Employment with the KKR Group (other than for Cause), on or after the date that the Grantee’s age, plus the Grantee’s years of Employment with the KKR Group, equals at least 80.

“Retirement Units” means, with respect to any Grantee whose Employment terminates due to Retirement, any Units with a Service Vesting Date that would, if the Grantee’s Employment were not so terminated, occur within two years after the date of such termination due to Retirement.

“Service Vesting Date” means, with respect to any Unit, the date set forth in the Grant Certificate as the “Service Vesting Date.”

“Written Policies & Agreements” means the written policies of the KKR Group included in its employee manual, code of ethics and confidential information and information barrier policies and procedures and other documents relating to the Grantee’s Employment with the KKR Group, as applicable, and any agreements between the Grantee and a member of the KKR Group relating to the Grantee’s Employment with the KKR Group, including but not limited to an employment agreement, if any, and the Confidentiality and Restrictive Covenant Agreement.

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